Exhibit (n)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement No. 333-294651 on Form N-2 of our report dated February 24, 2026, relating to the financial statements and financial highlights of BlackRock 2037 Municipal Target Term Trust (the “Trust”), appearing in the Form N-CSR of the Trust for the year ended December 31, 2025, and to the references to us under the headings “Financial Highlights”, “Senior Securities” and “Independent Registered Public Accounting Firm” in the Prospectus and “Independent Registered Public Accounting Firm” and “Financial Statements” in the Statement of Additional Information, which are part of such Registration Statement.

/s/ Deloitte & Touche LLP

Boston, Massachusetts

June 22, 2026